Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated August 19, 2025 (which includes an explanatory paragraph relating to SilverBox Corp V’s ability to continue as a going concern), relating to the financial statements of SilverBox Corp V as of June 16, 2025, and for the period from May 29, 2025 (inception) to June 16, 2025, appearing in the Registration Statement on Form S-1, File No. 333-289783.

/s/ WithumSmith+Brown, PC

New York, New York
December 2, 2025